Exhibit 7 to Form T-1
Bank Call Notice
RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF
JPMorgan Chase Bank, N.A.
of 1111 Polaris Parkway, Columbus, Ohio 43240
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,
at the close of business March 31, 2006, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts
ASSETS	in Millions

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$35,771
Interest-bearing balances	11,008
Securities:
Held to maturity securities	72
Available for sale securities	55,459
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	17,813
Securities purchased under agreements to resell	228,565
Loans and lease financing receivables:
Loans and leases held for sale	32,025
Loans and leases, net of unearned income $381,159
Less: Allowance for loan and lease losses 5,042
Loans and leases, net of unearned income and allowance	376,117
Trading Assets	246,732
Premises and fixed assets (including capitalized leases)	8,145
Other real estate owned	388
Investments in unconsolidated subsidiaries and associated companies	1,620
Intangible assets:
Goodwill	23,681
Other Intangible assets.	11,704
Other assets	44,294
TOTAL ASSETS	$1,093,394

LIABILITIES
Deposits
In domestic offices	$417,676
Noninterest-bearing $134,430
Interest-bearing 283,246
In foreign offices, Edge and Agreement subsidiaries and IBF’s	163,635
Noninterest-bearing $6,677
Interest-bearing 156,958
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	9,221
Securities sold under agreements to repurchase	125,094
Trading liabilities	137,150
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	90,745
Subordinated notes and debentures	18,638
Other liabilities	41,884
TOTAL LIABILITIES	1,004,043
Minority Interest in consolidated subsidiaries	1,956

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	59,450
Retained earnings	27,149
Accumulated other comprehensive income	(989)
Other equity capital components	0
TOTAL EQUITY CAPITAL	87,395
1,093,394
TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL
I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has
been prepared in conformance with the instructions issued
by the appropriate Federal regulatory authority and is true
to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness
of this Report of Condition and declare that it has been
examined by us, and to the best of our knowledge and
belief has been prepared in conformance with the in-
structions issued by the appropriate Federal regulatory
authority and is true and correct.

MICHAEL J. CAVANAGH	)
WILLIAM B. HARRISON , JR.	)	DIRECTORS
JAMES DIMON	)